Press Release
TechnipFMC Announces Second Quarter 2020 Results
•Strong execution despite the challenging environment in the quarter
•Resilient backlog of $20.6 billion; $14.9 billion scheduled for 2021 and beyond
•Net liquidity of $6.8 billion, an increase of $1.2 billion sequentially
•On track to deliver targeted cost savings that exceed $350 million by year-end
•Updated financial guidance for all segments; initiated free cash flow outlook

•U.S. GAAP diluted earnings per share was $0.03
•Includes total after-tax charges, net of credits, of $0.06 per diluted share
•Adjusted diluted earnings per share, excluding charges and credits, was $0.09
•Includes foreign exchange losses of $0.01 per diluted share
•Includes expense resulting from increased liability to joint venture partners of $0.11 per diluted share

LONDON, PARIS, HOUSTON, July 29, 2020 - TechnipFMC plc (NYSE: FTI) (Paris: FTI) today reported second quarter 2020 results.
Summary Financial Statements - Second Quarter 2020
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions, except per share amounts)	June 30, 2020	June 30, 2019	Change
Revenue	$3,158.5	$3,434.2	(8.0%)
Net income	$11.7	$97.0	(87.9%)
Diluted earnings per share	$0.03	$0.21	(85.7%)

Adjusted EBITDA	$241.1	$450.0	(46.4%)
Adjusted EBITDA margin	7.6%	13.1%	(550 bps)
Adjusted net income	$42.2	$175.6	(76.0%)
Adjusted diluted earnings per share	$0.09	$0.39	(76.9%)

Inbound orders	$1,534.6	$11,179.6	(86.3%)
Backlog	$20,603.8	$25,781.9	(20.1%)
Total Company revenue was $3,158.5 million. Net income was $11.7 million, or $0.03 per diluted share. These results included after-tax charges and credits totaling $30.5 million of expense, or $0.06 per diluted share. Adjusted net income was $42.2 million, or $0.09 per diluted share.
Adjusted EBITDA, which excludes pre-tax charges and credits, was $241.1 million and included a foreign exchange loss of $5.8 million; adjusted EBITDA margin was 7.6 percent (Exhibit 10).

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Doug Pferdehirt, Chairman and CEO of TechnipFMC stated, “Our focus remains on the health and well-being of our employees and stakeholders while ensuring business continuity in a safe and responsible manner. Our dedicated teams advanced projects and met customer requirements, which was evident in our second quarter results.”
“We also made solid progress in three core areas – strengthening our balance sheet, progressing our backlog scheduling and accelerating our business transformation – all to ensure the success of TechnipFMC both through the current cycle and over the longer term. We took a series of proactive steps to ensure that we can maintain access to more than sufficient liquidity in these challenging times. We experienced no cancellations of our backlog, highlighting the resiliency of the nearly $21 billion of backlog we have today. And we have engaged in constructive dialogue with our customers that has resulted in an even more collaborative approach, creating new opportunities for TechnipFMC.”
Pferdehirt added, “The strong balance sheet and extensive backlog have also provided us with the flexibility to accelerate our business transformation, with global actions underway to generate annualized cost savings in excess of $350 million by year-end. We are driving improved productivity across the organization to permanently lower our operating and capital costs. These actions will drive the most value when we align with those clients and partners that demonstrate a willingness to embrace our initiatives focused on simplification, standardization and reduced cycle times. And we are leveraging our core competencies in engineering, manufacturing and project management to deliver sustainable solutions that further enable our clients to reach their carbon reduction ambitions.”
“In Surface Technologies, we continue to transform our North America operations by working with clients to further drive wellsite operational efficiencies and lower greenhouse gas emissions. Outside North America, we are leveraging the strength of our franchise to capitalize on the long-term growth anticipated in the Middle East, Asia Pacific, and the North Sea.”
Pferdehirt continued, “In Subsea, we continue to believe inbound orders will approximate $4 billion for the year. Large project activity demonstrates our strength in important basins such as Brazil, Guyana and Norway. Beyond this activity, our orders have been supported by subsea services, direct iEPCI™ awards and small project activity, much of which is exclusive to TechnipFMC. These opportunities have generated over $3 billion of inbound in each of the last three years, enabled by our market-leading installed base, growing list of alliance partners and integrated FEED capabilities.”
“Turning to Technip Energies, we continue to make good progress on all major projects. While LNG market dynamics have shifted in recent months, we do not view this as the start of an extended downturn for our Company given our strong differentiation in this market. We have been awarded projects in Mozambique and Mexico, both subject to final investment decision, and we are actively tendering a major project in the Middle East while performing front-end work on other LNG prospects. Beyond LNG, energy transition is a strong opportunity for us, particularly in the areas of sustainable chemistry and hydrogen.”
Pferdehirt concluded, “We entered this period with a solid foundation built upon the strength of our balance sheet, backlog and execution. While client conversations remain ongoing, the increased visibility we have today gives us confidence in our full-year guidance for all business segments. This is further supported by the acceleration of our business transformation initiatives to maintain – if not expand – our market leadership.”

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Operational and Financial Highlights - Second Quarter 2020

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	June 30, 2020	June 30, 2019	Change
Revenue	$1,378.5	$1,508.7	(8.6%)
Operating profit (loss)	$(75.6)	$94.6	n/m
Adjusted EBITDA	$99.6	$186.2	(46.5%)
Adjusted EBITDA margin	7.2%	12.3%	(510 bps)

Inbound orders	$511.7	$2,632.7	(80.6%)
Backlog	$7,085.3	$8,747.0	(19.0%)

Subsea reported second quarter revenue of $1,378.5 million, down 8.6 percent from the prior year. Excluding the unfavorable impact of foreign exchange, revenue was unchanged, with the completion of projects in Africa in 2019 offset by growth in the Gulf of Mexico and Norway. We continued to demonstrate strong execution of our backlog despite the COVID-19 related disruptions to both supply chain and operations in the period. Operational continuity improved throughout the second quarter as revenue increased 10 percent sequentially.
Subsea reported an operating loss of $75.6 million and included restructuring, impairment and other charges totaling $95.8 million, of which $27.4 million were direct COVID-19 expenses. Operating results declined versus the prior year primarily due to these charges, the impact of more competitively priced backlog and the negative operational impacts related to COVID-19. Operating results benefited from our cost reduction initiatives in the quarter, and we expect to recognize greater cost savings from our restructuring actions in the second half of the year. Adjusted EBITDA was $99.6 million with a margin of 7.2 percent.

Second Quarter Subsea Highlights
•Energean Karish iEPCI™ (Israel)
Successful installation of gas export pipeline.
•Woodside Pyxis iEPCI™ (Australia)
Subsea 2.0™ equipment arrived in Australia for pre-installation testing.
•Neptune Energy Duva and Gjøa iEPCI™ (Norway)
Pipelay scope successfully completed.

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•Equinor Peregrino Phase 2 (Brazil)
Successful completion of offshore campaign.
•CNOOC Liuhua (China)
Final subsea trees and first two manifolds delivered.

Partnership and Alliance Highlights
•TechnipFMC/Halliburton launch joint subsea fiber optic service
Introduction of Odassea™, the world’s first distributed acoustic sensing solution for subsea wells. The technology platform enables operators to execute intervention-less seismic imaging and reservoir diagnostics to reduce total cost of ownership while improving reservoir knowledge.

Subsea inbound orders were $511.7 million for the quarter, reflecting activity in smaller projects and subsea services, resulting in a book-to-bill of 0.4.

Subsea Estimated Backlog Scheduling as of June 30, 2020 (In millions)	Consolidated backlog[1,2]	Non-consolidated backlog[3]
2020 (6 months)	$2,212	$65
2021	$2,912	$133
2022 and beyond	$1,961	$505
Total	$7,085	$703
[1] Backlog in the period was increased by a foreign exchange impact of $102 million.
[2] Backlog does not capture all revenue potential for subsea services.
[3] Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

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Technip Energies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	June 30, 2020	June 30, 2019	Change
Revenue	$1,538.3	$1,505.0	2.2%
Operating profit	$231.3	$274.0	(15.6%)
Adjusted EBITDA	$162.6	$281.9	(42.3%)
Adjusted EBITDA margin	10.6%	18.7%	(810 bps)

Inbound orders	$835.8	$8,131.2	(89.7%)
Backlog	$13,132.6	$16,608.3	(20.9%)

Technip Energies reported second quarter revenue of $1,538.3 million, an increase of 2.2 percent from the prior-year quarter. Revenue benefited from higher activity in LNG, downstream and by our Process Technology business. The continued ramp-up of Arctic LNG 2 more than offset the decline in revenue from Yamal LNG which continues to progress through the warranty phase.
Technip Energies reported operating profit of $231.3 million, which included a $113.2 million benefit from a favorable litigation settlement and $24.8 million of direct COVID-19 expenses. Both of these exceptional items were excluded from adjusted results. Operating profit decreased 15.6 percent versus the prior-year quarter primarily due to a reduced contribution from Yamal LNG and lower margin realization on early phase projects, including Arctic LNG 2. Despite the challenging environment, project execution remained strong across the portfolio. Adjusted EBITDA was $162.6 million with a margin of 10.6 percent.

Second Quarter Technip Energies Highlights
•Arctic LNG 2 (Russia)
Delivery of main equipment on-going and piping prefabrication started at all yards.
•Bapco Modernization Program (Bahrain)
Construction started on the temporary jetty in May.
•ENI Coral South FLNG (Mozambique)
First Power Generation module was installed on the hull in South Korea, marking the start of the module lifting campaign and integration phase.
•Indian Oil Corporation Panipat Hydrogen Generation Unit (India)
Hydrogen generation unit is now under start-up.

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Partnership and Alliance Highlights
•TechnipFMC/Agilyx Corporation exclusive collaboration to develop ways to recycle polystyrene
This collaboration further expands on energy transition capabilities and the circular economy offering of TechnipFMC.
•TechnipFMC/Clariant Catalysts joint development agreement to produce acrylonitrile
The joint venture aims to develop and commercialize more efficient processes to produce acrylonitrile and help customers achieve sustainability targets.
•Demonstration plant for Carbios to recycle waste PET plastics with enzymes
For this pilot, we are providing advisory, engineering, procurement and construction supervision services for Carbios’ Enzymatic Recycling Process.

Technip Energies inbound orders were $835.8 million for the quarter, resulting in a book-to-bill of 0.5. While there were no announced project awards in the period, the segment benefited from strong activity in front-end engineering, Project Management Consultancy and Loading Systems, as well as expanded scope on existing contracts. The following award was announced subsequent to the second quarter, subject to final investment decision:

•Assiut National Oil Processing Company Hydrocracking Complex (Egypt)
Major* engineering, procurement and construction (EPC) contract with Assiut National Oil Processing Company for the construction of a new Hydrocracking Complex for the Assiut refinery in Egypt. The EPC contract covers new process units such as a Vacuum Distillation Unit, a Diesel Hydrocracking Unit, a Delayed Coker Unit, a Distillate Hydrotreating Unit as well as a Hydrogen Production Facility Unit using TechnipFMC’s proprietary steam reforming technology.
* A “major” award is over $1 billion; the Company will include the contract award in its inbound when all the requirements are fulfilled.

Technip Energies Estimated Backlog Scheduling as of June 30, 2020 (In millions)	Consolidated backlog[1]	Non-consolidated backlog[2]
2020 (6 months)	$3,292	$432
2021	$5,542	$716
2022 and beyond	$4,299	$947
Total	$13,133	$2,095
[1] Backlog in the period was increased by a foreign exchange impact of $68 million.
[2] Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	June 30, 2020	June 30, 2019	Change
Revenue	$241.7	$420.5	(42.5%)
Operating profit (loss)	$(13.4)	$25.5	n/m
Adjusted EBITDA	$8.3	$46.7	(82.2%)
Adjusted EBITDA margin	3.4%	11.1%	(770 bps)

Inbound orders	$187.1	$415.7	(55.0%)
Backlog	$385.9	$426.6	(9.5%)

Surface Technologies reported second quarter revenue of $241.7 million, a decrease of 42.5 percent from the prior-year quarter. The decline was primarily driven by the sharp reduction in operator activity in North America. COVID-19 related disruptions and reduced activity levels led to a more modest revenue decline outside of North America, where over 60 percent of total segment revenue was generated in the period.
Surface Technologies reported an operating loss of $13.4 million. When compared to the prior-year period, operating margin decreased primarily due to lower activity in North America driven by the significant decline in rig count and completions-related activity. Adjusted EBITDA was $8.3 million with a margin of 3.4 percent.
Inbound orders for the quarter were $187.1 million, which decreased versus the prior-year quarter primarily due to the significant reduction in North America activity. Backlog decreased 9.5 percent versus the prior-year quarter to $385.9 million. Given the short-cycle nature of the business, orders are generally converted into revenue within twelve months.

Second Quarter Surface Technologies Highlights
•Integrated technologies (United States)
Successful completion of well pad for a major operator in the Marcellus Shale utilizing our new fully integrated FracNow™ system, including our CyberFrac™ digital operating system.
•Petronas (Malaysia)
Awarded wellheads and trees for a high-rate gas field.

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•Hess Corporation (United States)
Awarded flowback work in the Bakken shale, which utilizes our latest innovations in separation technology through our Automated Well Testing package in addition to other flow testing services.
•Wellhead systems (Middle East)
Received orders for wellheads, trees and services for both onshore and shallow water fields, including our unitized wellhead systems for sour gas applications.

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Corporate and Other Items

Corporate expense in the quarter was $29.1 million. Excluding charges and credits totaling $1.9 million of expense, corporate expense was $27.2 million. The results benefited from lower activity as well as the accelerated pace of cost reduction actions.
Foreign exchange gains and losses are now provided separately in the Company’s financial statements and are no longer included in Corporate expense. Foreign exchange losses in the quarter were $5.8 million, which resulted primarily from the impact of unhedged currencies.
Net interest expense was $74.4 million in the quarter, which included an increase in the liability payable to joint venture partners of $50.8 million. Interest expense was negatively impacted by higher short-term borrowing costs in the period which are expected to return to normalized levels for the remainder of the year.
The Company recorded a tax provision in the quarter of $17.7 million. The quarterly tax rate was impacted by earnings mix and jurisdictions which are unable to record a tax benefit due to operational losses.
Total depreciation and amortization for the quarter was $106.6 million.

The Company ended the period with cash and cash equivalents of $4,809.5 million; net cash was $302.5 million.

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Liquidity

During the quarter, the Company added two new sources of liquidity including a £600 million European Commercial Paper Program under the U.K. Government’s COVID Corporate Financing Facility and a €500 million senior unsecured revolving credit facility. This incremental funding further diversifies the Company’s lending sources and provides additional flexibility over the intermediate term.
Additionally, the Company announced amendments to its revolving credit facility agreements allowing the add back of approximately $3.2 billion of previously impaired goodwill to the Company’s total capitalization ratio covenant. With this permanent amendment, the ratio as of June 30, 2020 was 38 percent.
At the end of the second quarter, the Company had $6.8 billion of cash and liquidity compared to $5.6 billion of cash and liquidity as of March 31, 2020.

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2020 Full-Year Financial Guidance1

The Company’s full-year guidance for 2020 can be found in the table below.
All segment guidance assumes no further material degradation from COVID-19 related impacts.

2020 Guidance *Updated July 29, 2020

Subsea	Technip Energies	Surface Technologies
Revenue in a range of $5.3 - 5.6 billion*	Revenue in a range of $6.3 - 6.8 billion	Revenue in a range of $950 - 1,150 million*

EBITDA margin at least 8.5%* (excluding charges and credits)	EBITDA margin at least 10% (excluding charges and credits)	EBITDA margin at least 5.5%* (excluding charges and credits)

TechnipFMC
Corporate expense, net* $130 - 150 million

Net interest expense $80 - 90 million
(excluding the impact of revaluation of partners’ mandatorily redeemable financial liability)

Tax provision, as reported* $80 - 90 million

Capital expenditures approximately $300 million

Free cash flow* $0 - 150 million
(cash flow from operations less capital expenditures)

1 2020 segment guidance is reflective of new business perimeters previously announced in 2019. Businesses with approximately $120 million of total revenue in 2019, most of which was in the Surface Technologies segment, were re-allocated to Technip Energies at the beginning of 2020. The revenue of these businesses is included in Technip Energies guidance for 2020.
Our guidance measures adjusted EBITDA margin, corporate expense, net, net interest expense (excluding the impact of revaluation of partners’ mandatorily redeemable financial liability) and free cash flow are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

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Teleconference

The Company will host a teleconference on Thursday, July 30, 2020 to discuss the second quarter 2020 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Dial-in information and an accompanying presentation can be found at www.TechnipFMC.com.
Webcast access will also be available on our website prior to the start of the call. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a global leader in the energy industry; delivering projects, products, technologies and services. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our customers’ project economics.
Organized in three business segments — Subsea, Surface Technologies and Technip Energies — we are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our customers in developing their energy resources and in their positioning to meet the energy transition challenge.
Each of our approximately 37,000 employees is driven by a steady commitment to clients and a culture of project execution, purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.
TechnipFMC utilizes its website www.TechnipFMC.com as a channel of distribution of material company information.  To learn more about us and how we are enhancing the performance of the world’s energy industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.
This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including the following known material factors:
•risks associated with disease outbreaks and other public health issues, including the coronavirus disease 2019 (“COVID-19”), their impact on the global economy and the business of our company, customers, suppliers and other partners, changes in, and the administration of, treaties, laws, and regulations, including in response to such issues and the potential for such issues to exacerbate other risks we face, including those related to the factors listed or referenced below;
•risks associated with our ability to consummate our proposed separation and spin-off;
•unanticipated changes relating to competitive factors in our industry;
•demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;
•our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;
•potential liabilities arising out of the installation or use of our products;
•cost overruns related to our fixed price contracts or capital asset construction projects that may affect revenues;

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•our ability to timely deliver our backlog and its effect on our future sales, profitability, and our relationships with our customers;
•our reliance on subcontractors, suppliers and joint venture partners in the performance of our contracts;
•our ability to hire and retain key personnel;
•piracy risks for our maritime employees and assets;
•the potential impacts of seasonal and weather conditions;
•the cumulative loss of major contracts or alliances;
•U.S. and international laws and regulations, including existing or future environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations;
•disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business;
•risks associated with The Depository Trust Company and Euroclear for clearance services for shares traded on the NYSE and Euronext Paris, respectively;
•the United Kingdom’s withdrawal from the European Union;
•risks associated with being an English public limited company, including the need for “distributable profits”, shareholder approval of certain capital structure decisions, and the risk that we may not be able to pay dividends or repurchase shares in accordance with our announced capital allocation plan;
•compliance with covenants under our debt instruments and conditions in the credit markets;
•downgrade in the ratings of our debt could restrict our ability to access the debt capital markets;
•the outcome of uninsured claims and litigation against us;
•the risks of currency exchange rate fluctuations associated with our international operations;
•risks related to our acquisition and divestiture activities;
•failure of our information technology infrastructure or any significant breach of security, including related to cyber attacks, and actual or perceived failure to comply with data security and privacy obligations;
•risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which they are subject; and
•such other risk factors as set forth in our filings with the U.S. Securities and Exchange Commission and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

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Contacts

Investor relations

Matt Seinsheimer
Vice President Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

Phillip Lindsay
Director Investor Relations (Europe)
Tel: +44 (0) 20 3429 3929
Email: Phillip Lindsay

Media relations

Christophe Bélorgeot
Senior Vice President Corporate Engagement
Tel: +33 1 47 78 39 92
Email: Christophe Belorgeot

Brooke Robertson
Public Relations Director
Tel: +1 281 591 4108
Email: Brooke Robertson

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenue	$3,158.5	$3,434.2	$6,288.8	$6,347.2
Costs and expenses	3,054.4	3,120.6	9,320.7	5,898.8
	104.1	313.6	(3,031.9)	448.4

Other (expense) income, net	3.3	(58.4)	3.6	(70.7)

Income (loss) before net interest expense and income taxes	107.4	255.2	(3,028.3)	377.7
Net interest expense	(74.4)	(140.6)	(146.7)	(228.8)

Income (loss) before income taxes	33.0	114.6	(3,175.0)	148.9
Provision (benefit) for income taxes	17.7	0.9	55.4	15.4

Net income (loss)	15.3	113.7	(3,230.4)	133.5
Net (income) loss attributable to non-controlling interests	(3.6)	(16.7)	(14.0)	(15.6)

Net income (loss) attributable to TechnipFMC plc	$11.7	$97.0	$(3,244.4)	$117.9

Income (loss) per share attributable to TechnipFMC plc:
Basic	$0.03	$0.22	$(7.24)	$0.26
Diluted	$0.03	$0.21	$(7.24)	$0.26

Weighted average shares outstanding:
Basic	448.3	447.5	447.9	447.7
Diluted	449.5	451.2	447.9	451.9

Cash dividends declared per share	$—	$0.13	$0.13	$0.26

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Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue

Subsea	$1,378.5	$1,508.7	$2,631.6	$2,694.0
Technip Energies	1,538.3	1,505.0	3,086.0	2,840.1
Surface Technologies	241.7	420.5	571.2	813.1
	$3,158.5	$3,434.2	$6,288.8	$6,347.2

Income (loss) before income taxes

Segment operating profit (loss)
Subsea	$(75.6)	$94.6	$(2,826.3)	$144.5
Technip Energies	231.3	274.0	382.5	429.7
Surface Technologies	(13.4)	25.5	(437.4)	36.0
Total segment operating profit (loss)	142.3	394.1	(2,881.2)	610.2

Corporate items
Corporate expense (1)	(29.1)	(120.9)	(98.0)	(202.9)
Net interest expense	(74.4)	(140.6)	(146.7)	(228.8)
Foreign exchange loss	(5.8)	(18.0)	(49.1)	(29.6)
Total corporate items	(109.3)	(279.5)	(293.8)	(461.3)

Income (loss) before income taxes (2)	$33.0	$114.6	$(3,175.0)	$148.9

(1) Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, and other employee benefits.
(2) Includes amounts attributable to non-controlling interests.

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Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended		Six Months Ended
Inbound Orders (1)	June 30,		June 30,
	2020	2019	2020	2019

Subsea	$511.7	$2,632.7	$1,683.8	$5,310.4
Technip Energies	835.8	8,131.2	1,396.4	11,270.0
Surface Technologies	187.1	415.7	553.4	783.6
Total inbound orders	$1,534.6	$11,179.6	$3,633.6	$17,364.0

Order Backlog (2)	June 30,
	2020	2019

Subsea	$7,085.3	$8,747.0
Technip Energies	13,132.6	16,608.3
Surface Technologies	385.9	426.6
Total order backlog	$20,603.8	$25,781.9

(1) Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2) Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

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Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	June 30, 2020	December 31, 2019

Cash and cash equivalents	$4,809.5	$5,190.2
Trade receivables, net	2,226.1	2,287.1
Contract assets	1,414.4	1,520.0
Inventories, net	1,370.2	1,416.0
Other current assets	1,661.5	1,473.1
Total current assets	11,481.7	11,886.4

Property, plant and equipment, net	2,850.8	3,162.0
Goodwill	2,470.7	5,598.3
Intangible assets, net	1,026.9	1,086.6
Other assets	1,764.3	1,785.5
Total assets	$19,594.4	$23,518.8

Short-term debt and current portion of long-term debt	$524.1	$495.4
Accounts payable, trade	2,476.1	2,659.8
Contract liabilities	4,685.4	4,585.1
Other current liabilities	2,212.0	2,398.1
Total current liabilities	9,897.6	10,138.4

Long-term debt, less current portion	3,982.9	3,980.0
Other liabilities	1,497.2	1,671.2
Redeemable non-controlling interest	41.1	41.1
TechnipFMC plc stockholders’ equity	4,141.1	7,659.3
Non-controlling interests	34.5	28.8
Total liabilities and equity	$19,594.4	$23,518.8

TechnipFMC.com	Page 19 of 27

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	(Unaudited)
	Six Months Ended
	June 30,
	2020	2019
Cash provided (required) by operating activities
Net income (loss)	$(3,230.4)	$133.5
Adjustments to reconcile net income to cash provided (required) by operating activities
Depreciation	166.0	176.2
Amortization	61.0	60.7
Impairments	3,221.7	1.2
Employee benefit plan and share-based compensation costs	36.2	37.6
Deferred income tax provision (benefit), net	(42.8)	(127.5)
Unrealized loss on derivative instruments and foreign exchange	4.2	27.5
Income from equity affiliates, net of dividends received	(36.9)	(24.1)
Other	112.3	233.3
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	(10.4)	(82.8)
Inventories, net	(58.7)	(134.9)
Accounts payable, trade	(41.1)	(105.0)
Contract liabilities	147.5	274.2
Income taxes payable (receivable), net	17.1	(68.4)
Other current assets and liabilities, net	(414.8)	(240.6)
Other noncurrent assets and liabilities, net	3.1	34.6
Cash provided (required) by operating activities	(66.0)	195.5

Cash provided (required) by investing activities
Capital expenditures	(177.7)	(270.5)
Payment to acquire debt securities	—	(59.7)
Proceeds from sale of debt securities	—	18.9
Cash received from divestiture	2.5	—
Proceeds from sale of assets	25.4	1.3
Proceeds from repayment of advance to joint venture	12.5	22.5
Cash required by investing activities	(137.3)	(287.5)

Cash required by financing activities
Net increase (decrease) in short-term debt	21.6	(17.9)
Net decrease in commercial paper	(112.9)	(479.5)
Proceeds from issuance of long-term debt	163.6	96.2
Purchase of ordinary shares	—	(90.1)
Dividends paid	(59.2)	(116.6)
Payments related to taxes withheld on share-based compensation	(6.4)	—
Settlements of mandatorily redeemable financial liability	(135.3)	(220.6)
Cash required by financing activities	(128.6)	(828.5)
Effect of changes in foreign exchange rates on cash and cash equivalents	(48.8)	1.8
Decrease in cash and cash equivalents	(380.7)	(918.7)
Cash and cash equivalents, beginning of period	5,190.2	5,540.0
Cash and cash equivalents, end of period	$4,809.5	$4,621.3

TechnipFMC.com	Page 20 of 27

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CASH AND CASH EQUIVALENTS
(In billions, unaudited)

June 30,
2020
Held by joint ventures	$2.8
Operating cash and cash equivalents	2.0
Total cash and cash equivalents	$4.8

TechnipFMC.com	Page 21 of 27

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA FOR YAMAL LNG JOINT VENTURE
(In millions, unaudited)

We control the voting control interests in the legal Technip Energies contract entities which own and account for the design, engineering, and construction of the Yamal LNG plant. Our partners have a 50% joint interest in these entities. Below is summarized financial information for the consolidated Yamal LNG joint venture as reflected at 100% in our consolidated financial statements.

June 30,
2020
Contract liabilities	$1,096.9
Mandatorily redeemable financial liability	$219.8

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2020	2020
Cash provided by operating activities	$(20.7)	$(50.9)
Settlements of mandatorily redeemable financial liability	$(131.1)	$(135.3)

TechnipFMC.com	Page 22 of 27

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2020 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2019 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	June 30, 2020
	Net income attributable to TechnipFMC plc	Net income (loss) attributable to non-controlling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$11.7	$3.6	$17.7	$74.4	$107.4	$106.6	$214.0

Charges and (credits):
Impairment and other charges	53.5	—	(19.8)	—	33.7	—	33.7
Restructuring and other charges	47.6	—	2.6	—	50.2	—	50.2
Direct COVID-19 expenses	47.8	—	8.6	—	56.4	—	56.4
Litigation settlement	(113.2)	—	—	—	(113.2)	—	(113.2)
Valuation allowance	(5.2)	—	5.2	—	—	—	—
Adjusted financial measures	$42.2	$3.6	$14.3	$74.4	$134.5	$106.6	$241.1

Diluted earnings (loss) per share attributable to TechnipFMC plc, as reported	$0.03
Adjusted diluted earnings per share attributable to TechnipFMC plc	$0.09

	Three Months Ended
	June 30, 2019
	Net income (loss) attributable to TechnipFMC plc	Net income (loss) attributable to non-controlling interests	Provision (benefit) for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$97.0	$16.7	$0.9	$140.6	$255.2	$117.5	$372.7

Charges and (credits):
Impairment and other charges	0.4	—	0.1	—	0.5	—	0.5
Restructuring and other severance charges	6.7	—	2.0	—	8.7	—	8.7
Business combination transaction and integration costs	9.8	—	3.1	—	12.9	—	12.9
Legal provision, net	55.2	—	—	—	55.2	—	55.2
Purchase price accounting adjustment	6.5	—	2.0	—	8.5	(8.5)	—
Adjusted financial measures	$175.6	$16.7	$8.1	$140.6	$341.0	$109.0	$450.0

Diluted earnings per share attributable to TechnipFMC plc, as reported	$0.21
Adjusted diluted earnings per share attributable to TechnipFMC plc	$0.39

TechnipFMC.com	Page 23 of 27

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2020 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2019 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Six Months Ended
	June 30, 2020
	Net income (loss) attributable to TechnipFMC plc	Net income (loss) attributable to non-controlling interests	Provision (benefit) for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(3,244.4)	$14.0	$55.4	$146.7	$(3,028.3)	$227.0	$(2,801.3)

Charges and (credits):
Impairment and other charges	3,213.4	—	8.3	—	3,221.7	—	3,221.7
Restructuring and other charges	56.2	—	5.4	—	61.6	—	61.6
Direct COVID-19 expenses	54.6	—	10.8	—	65.4	—	65.4
Litigation settlement	(113.2)	—	—	—	(113.2)	—	(113.2)
Separation costs	20.2	—	6.9	—	27.1	—	27.1
Purchase price accounting adjustment	6.5	—	2.0	—	8.5	(8.5)	—
Valuation allowance	(0.2)	—	0.2	—	—	—	—
Adjusted financial measures	$(6.9)	$14.0	$89.0	$146.7	$242.8	$218.5	$461.3

Diluted earnings (loss) per share attributable to TechnipFMC plc, as reported	$(7.24)
Adjusted diluted earnings per share attributable to TechnipFMC plc	$(0.02)

	Six Months Ended
	June 30, 2019
	Net income (loss) attributable to TechnipFMC plc	Net income (loss) attributable to non-controlling interests	Provision (benefit) for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$117.9	$15.6	$15.4	$228.8	$377.7	$236.9	$614.6

Charges and (credits):
Impairment and other charges	0.9	—	0.3	—	1.2	—	1.2
Restructuring and other severance charges	18.3	—	6.2	—	24.5	—	24.5
Business combinations transaction and integration costs	18.7	—	6.3	—	25.0	—	25.0
Reorganization	19.2	—	6.1	—	25.3	—	25.3
Legal provision, net	55.2	—	—	—	55.2	—	55.2
Purchase price accounting adjustment	13.0	—	4.0	—	17.0	(17.0)	—
Valuation allowance	(40.3)	—	40.3	—	—	—	—
Adjusted financial measures	$202.9	$15.6	$78.6	$228.8	$525.9	$219.9	$745.8

Diluted earnings (loss) per share attributable to TechnipFMC plc, as reported	$0.26
Adjusted diluted earnings per share attributable to TechnipFMC plc	$0.45

TechnipFMC.com	Page 24 of 27

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2020
	Subsea	Technip Energies	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,378.5	$1,538.3	$241.7	$—	$—	$3,158.5

Operating profit (loss), as reported (pre-tax)	$(75.6)	$231.3	$(13.4)	$(29.1)	$(5.8)	$107.4

Charges and (credits):
Impairment and other charges	32.5	—	1.2	—	—	33.7
Restructuring and other charges	35.9	11.1	1.3	1.9	—	50.2
Direct COVID-19 expenses	27.4	24.8	4.2	—	—	56.4
Litigation settlement	—	(113.2)	—	—	—	(113.2)
Subtotal	95.8	(77.3)	6.7	1.9	—	27.1

Adjusted Operating profit (loss)	20.2	154.0	(6.7)	(27.2)	(5.8)	134.5

Adjusted Depreciation and amortization	79.4	8.6	15.0	3.6	—	106.6

Adjusted EBITDA	$99.6	$162.6	$8.3	$(23.6)	$(5.8)	$241.1

Operating profit margin, as reported	-5.5%	15.0%	-5.5%			3.4%

Adjusted Operating profit margin	1.5%	10.0%	-2.8%			4.3%

Adjusted EBITDA margin	7.2%	10.6%	3.4%			7.6%

	Three Months Ended
	June 30, 2019
	Subsea	Technip Energies	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,508.7	$1,505.0	$420.5	$—	$—	$3,434.2

Operating profit (loss), as reported (pre-tax)	$94.6	$274.0	$25.5	$(120.9)	$(18.0)	$255.2

Charges and (credits):
Impairment and other charges	(0.1)	—	0.6	—	—	0.5
Restructuring and other severance charges	4.6	2.1	0.6	1.4	—	8.7
Business combination transaction and integration costs	—	—	—	12.9	—	12.9
Legal provision, net	—	—	—	55.2	—	55.2
Purchase price accounting adjustments - amortization related	8.5	—	—	—	—	8.5
Subtotal	13.0	2.1	1.2	69.5	—	85.8

Adjusted Operating profit (loss)	107.6	276.1	26.7	(51.4)	(18.0)	341.0

Adjusted Depreciation and amortization	78.6	5.8	20.0	4.6	—	109.0

Adjusted EBITDA	$186.2	$281.9	$46.7	$(46.8)	$(18.0)	$450.0

Operating profit margin, as reported	6.3%	18.2%	6.1%			7.4%

Adjusted Operating profit margin	7.1%	18.3%	6.3%			9.9%

Adjusted EBITDA margin	12.3%	18.7%	11.1%			13.1%

TechnipFMC.com	Page 25 of 27

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2020
	Subsea	Technip Energies	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$2,631.6	$3,086.0	$571.2	$—	$—	$6,288.8

Operating profit (loss), as reported (pre-tax)	$(2,826.3)	$382.5	$(437.4)	$(98.0)	$(49.1)	$(3,028.3)

Charges and (credits):
Impairment and other charges	2,809.0	—	412.7	—	—	3,221.7
Restructuring and other charges*	29.0	14.0	13.1	5.5	—	61.6
Direct COVID-19 expenses	31.4	28.7	5.3	—	—	65.4
Litigation settlement	—	(113.2)	—	—	—	(113.2)
Separation costs	—	—	—	27.1	—	27.1
Purchase price accounting adjustments	8.5	—	—	—	—	8.5
Subtotal	2,877.9	(70.5)	431.1	32.6	—	3,271.1

Adjusted Operating profit (loss)	51.6	312.0	(6.3)	(65.4)	(49.1)	242.8

Adjusted Depreciation and amortization	152.8	17.7	39.1	8.9	—	218.5

Adjusted EBITDA	$204.4	$329.7	$32.8	$(56.5)	$(49.1)	$461.3

Operating profit margin, as reported	-107.4%	12.4%	-76.6%			-48.2%

Adjusted Operating profit margin	2.0%	10.1%	-1.1%			3.9%

Adjusted EBITDA margin	7.8%	10.7%	5.7%			7.3%
*On December 30, 2019, we completed the acquisition of the remaining 50% of Technip Odebrecht PLSV CV. A $7.3 million gain recorded within restructuring and other charges in the Subsea segment during the six months ended June 30, 2020.

	Six Months Ended
	June 30, 2019
	Subsea	Technip Energies	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$2,694.0	$2,840.1	$813.1	$—	$—	$6,347.2

Operating profit (loss), as reported (pre-tax)	$144.5	$429.7	$36.0	$(202.9)	$(29.6)	$377.7

Charges and (credits):
Impairment and other charges	0.6	—	0.6	—	—	1.2
Restructuring and other severance charges	6.2	5.9	2.1	10.3	—	24.5
Business combination transaction and integration costs	—	—	—	25.0	—	25.0
Reorganization	—	25.3	—	—	—	25.3
Legal provision, net	—	—	—	55.2	—	55.2
Purchase price accounting adjustments - amortization related	17.0	—	—	—	—	17.0
Subtotal	23.8	31.2	2.7	90.5	—	148.2

Adjusted Operating profit (loss)	168.3	460.9	38.7	(112.4)	(29.6)	525.9

Adjusted Depreciation and amortization	157.6	15.8	38.1	8.4	—	219.9

Adjusted EBITDA	$325.9	$476.7	$76.8	$(104.0)	$(29.6)	$745.8

Operating profit margin, as reported	5.4%	15.1%	4.4%			6.0%

Adjusted Operating profit margin	6.2%	16.2%	4.8%			8.3%

Adjusted EBITDA margin	12.1%	16.8%	9.4%			11.8%

TechnipFMC.com	Page 26 of 27

Exhibit 12
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	June 30, 2020	March 31, 2020	December 31, 2019
Cash and cash equivalents	$4,809.5	$4,999.4	$5,190.2
Short-term debt and current portion of long-term debt	(524.1)	(586.7)	(495.4)
Long-term debt, less current portion	(3,982.9)	(3,823.9)	(3,980.0)
Net cash	$302.5	$588.8	$714.8

Net (debt) cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 27 of 27